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                                                             EXHIBIT 3.1.2
                          CERTIFICATE OF AMENDMENT TO
                        AMENDED AND RESTATED CERTIFICATE
                              OF INCORPORATION OF
                       ROBERTS PHARMACEUTICAL CORPORATION

     Pursuant to Section 14A:7-2(4) of the New Jersey Business Corporation Act, the undersigned certifies as follows:

     1. The name of the corporation is Roberts Pharmaceutical Corporation (the "Corporation").

     2. By Unanimous Written Consent dated as of August 26, 1996, a duly appointed committee of the Board of Directors of the Corporation duly adopted the following resolution:

     RESOLVED, that there shall be a series of shares of the Class B Preferred Stock of the Corporation designated "5% Convertible Preferred Stock"; that the number of shares of such series shall be 5,500,000 and that the rights and preferences of such series (the "5% Preferred") and the limitations and restrictions thereon shall be as follows:


1.   Dividends.
     ----------

     a) The holders of the 5% Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.25 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 5% Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

     b) Any dividend payable on a dividend payment date more than 90 days after the date of issuance may be paid, at the

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          option of the Corporation, either (i) in cash or (ii) in shares of 5%
          Preferred value at $25 per share if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act of 1933, as amended (the "Act"), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares, and if the Corporation shall have given written notice of its intention to pay such dividend in stock to all holders of the 5% Preferred at least 10 days before the record date for such dividend. No holder that is a bank holding company or subsidiary thereof shall be required to accept 5% Preferred in lieu of cash in payment of a dividend unless after giving effect thereto the provisions of Section 10 hereof would permit one share of 5% Preferred to be converted by such holder.

2.   Liquidation Preference.
     -----------------------

     a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 5% Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

     b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the 5% Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquiror of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the 5% Preferred at any time within thirty calendar days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the 5% Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

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3.   Forced Conversion.
     ------------------

     a) The Company at its option may cause all outstanding shares of the 5% Preferred to be converted into Common Stock at any time beginning twelve months after the date of issuance, on at least 20 days' notice, at a conversion price determined as set forth in Section 4 hereof (the "Conversion Price") as of the date specified in such notice (the "Conversion Date") and otherwise on the terms set forth in said
          Section 4; provided, that the Corporation may not exercise such right of conversion unless (i) the Closing Price (last trade price) of the Common Stock as reported by NASDAQ for the 20 consecutive trading days prior to the date the Conversion Notice is mailed has not on any day been less than 120% of the Conversion Cap (as defined in Section 4(c)(ii) hereof)(subject to adjustment for stock dividends, stock splits and reverse stock splits), and (ii) the shares issuable upon conversion of the 5% Preferred are registered for resale by an effective registration statement ("Registration Statement") under the Act which became effective not more than 90 days after the date of issuance of the 5% Preferred, and a current prospectus meeting the requirements of Section 10 of the Act is available for delivery at the Conversion Date.

     b) At least 20 days prior to the Conversion Date, written notice (the "Conversion Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the 5% Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of 5% Preferred held by such holder. Subject to the provisions of the following subsection (c), on or after the Conversion Date, each holder of 5% Preferred shall surrender to the Corporation the certificate or certificates representing the shares of 5% Preferred owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in
          Section 4(b) hereof.

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     c)   If at the Conversion Date the registration condition specified in clause (ii) of subsection (a) shall not be satisfied, then no shares shall be converted and the Conversion Notice shall be deemed to be withdrawn. In such event, any certificates for 5% Preferred which have been surrendered for conversion shall be returned to the persons surrendering the same; provided, however, that if a holder shall have received shares of Common Stock upon conversion of 5% Preferred after the Conversion Notice was given but before the Conversion Date, such holder may elect either to retain such Common Stock or rescind such conversion by tendering such shares of Common Stock to the Corporation.

     d) On the second anniversary of the Closing Date, all then outstanding shares of 5% Preferred shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

4.   Optional Conversion.  The holders of the 5% Preferred shall have optional
     --------------------
     conversion rights as follows:

     a)   Right to Convert.  At any time after the earlier of (i) the date at
          -----------------
          which a Registration Statement is declared effective, or (ii) the 90th day following the Closing Date, each share of 5% Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the 5% Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on said date.

     b)   Mechanics of Conversion.  To convert shares of 5% Preferred into
          ------------------------
          shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall,

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          immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within two (2) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within two (2) business days after the receipt of such notice. Notice of conversion may be given by a holder at any time during the day up to midnight New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

     c)   Determination of Conversion Price.
          ----------------------------------

          i) At any date following the earlier of (x) the date at which a Registration Statement is declared effective, or (ii) the 90th day following the Closing Date subject to the provisions of subparagraph
          (ii) below, the Conversion Price shall be 90% of the lowest trade price of the Common Stock as reported by NASDAQ during a specified period of consecutive trading days immediately preceding such date, which periods are set forth in the table below:

         Period during which such        Period of consecutive trading
         date occurs:                    days preceding such date:

         Through the 120th day after Closing        5 days
         121st to 150th day after Closing           6 days
         151st to 180th day after Closing           7 days
         181th to 210th day after Closing           8 days
         211th to 240th day after Closing           9 days
         241st to 270th day after Closing          10 days
         271st to 300th day after Closing          11 days
         301st to 330th day after Closing          12 days
         331st day after Closing or later          13 days

          ii) The Conversion Price shall not be greater than the Conversion Cap. The Conversion Cap shall be calculated as follows: the mean between the closing bid price and closing ask price

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               (as reported on NASDAQ) for each trading day during the 90-day period following the Closing Date (not including the Closing
               Date) shall be averaged; the Conversion Cap shall be equal to 115% of the resulting average.

          iii) The "lowest trade price" of the Common Stock on any day shall be the lowest reported sale price of the Common Stock on NASDAQ or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

          iv) If during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event. If any such event occurs after the Conversion Cap has been determined, the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event.

     d)   Distributions. If the Corporation shall at any time or from time to
          --------------
          time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of 5% Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

     e)   Certificates as to Adjustments. Upon the occurrence of any adjustment
          -------------------------------
          or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section 4, the Corporation at its expense shall promptly compute such

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          adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of 5% Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 5% Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 5% Preferred with respect to each shares of Common Stock received upon such conversion.

     f)   Notice of Record Date. In the event of any taking by the Corporation
          ----------------------
          of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 5% Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

     g)   Issue Taxes. The Corporation shall pay any and all issue and other
          ------------
          taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 5% Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     h)   Reservation of Stock Issuable Upon Conversion. The Corporation shall
          ----------------------------------------------
          at all times reserve and keep available out of its authorized but unissued shares of Common

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          Stock, solely for the purpose of effecting the conversion of the shares of the 5% Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred, subject to the limitation set forth in subsection (l) below, and if at any time the number of authorized but unissued shares of Common stock shall not be sufficient to effect the conversion of all then outstanding shares of the 5% Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

     i)   Fractional Shares.  No fractional shares shall be issued upon the
          ------------------
          conversion of any share or shares of 5% Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 5% Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

     j)   Notices.  Any notice required by the provisions of this Section to be
          --------
          given to the holders of shares of 5% Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     k)   Reorganization or Merger.  In case of any reorganization or any
          -------------------------
          reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of 5% Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such

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          reorganization, consolidation, merger or sale, provision shall be made so that each share of 5% Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 5% Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 5% Preferred.

     l)   Limitation on Number of Conversion Shares.  The Corporation shall not
          ------------------------------------------
          be obligated to issue, in the aggregate, more than 3,717,529 shares of Common Stock as presently constituted (the "NASDAQ Cap") upon (1) conversion of the 5% Preferred, (2) exercise of the warrants issued to Cappello & Laffer Capital Corp. or its designees in connection with the sale of the 5% Preferred and the sale of stock to entities advised by Dimensional Fund Advisors, and (3) the issuance of 600,000 shares on or about July 17, 1996 to entities advised by Dimensional Fund Advisors, if issuance of a larger number of shares would constitute a breach of the Corporation's obligations under its agreements with the NASD or NASDAQ or the rules of such organizations. Subject to the obligation to effect certain redemptions pursuant to the last three sentences of this subsection (l), if further issuances of shares of Common Stock pursuant to clauses (1) through (3) would constitute a breach of the Corporation's obligations under any applicable agreements with the NASD or NASDAQ or the rules of such organizations (i.e., all of the shares permitted to be issued under the NASDAQ Cap shall have been so issued), then so long thereafter as such limitation shall continue to be applicable and any shares of 5% Preferred are submitted for conversion, if such submision is prior to 136 days after the Closing Date, such shares shall receive in cash an amount equal to 111.11% of the Liquidation Preference of such shares, or if such submission is subsequent to 135 days after the Closing

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          Date, such shares shall receive in cash an amount equal to the the greater of (i) 111.11% of the Liquidation Preference of such shares or
          (ii) the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion (such value per share to be the closing price of such shares as reported by NASDAQ on the Conversion Date), in lieu of the Common Stock which such shares would otherwise be entitled to receive upon conversion, and such shares will be deemed cancelled. Payment of said cash amount shall be made no later than one business day after the time specified in Section 4(b) for the delivery o Common Stock upon conversion, and shall bear daily interest thereafter at the rate of one-tenth of one percent per day until paid. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If the Corporation is unable to obtain the requisite shareholder approval concerning the issuance of shares of Common Stock in connection with the events specified in clauses (1) through (3) above to satisfy all NASD and NASDAQ requirements prior to 120 days after the date of issuance, the Corporation shall then redeem, at a "Special Redemption Price" equal to 111.11% of the Liquidation Preference of such shares, a number of shares equal to $75,000,000 (plus any earnings accumulated thereon from the Closing Date until the Redemption Date) divided by the Special Redemption Price. Any redemption effected pursuant to the preceding sentence shall require no more than 10 days' notice and the Redemption Date shall be not more than 135 days after the date of issuance. Such redemption shall be made pro rata based on the number of shares of the 5% Preferred outstanding at 11:59 p.m. on the day prior to the Redemption Date, and as early as practicable on the Redemption Date the Corporation shall notify each holder of 5% Preferred by the most rapid means of communication available to the Corporation, which may be facsimilie transmission, of the pro rata number of shares to be redeemed from each holder. Such notice shall be binding upon holders who have submitted their stock certificates for redemption prior to the receipt of such notice, as well as on holders who submit their stock certificates thereafter. If there shall be a default in payment of the Special Redemption Price, the amount so payable shall bear daily interest from and after the Redemption Date at

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          the rate of one-tenth of one percent per day until paid. Shares so redeemed shall be deemed to have been redeemed at the opening of business on the Redemption Date and shall no longer be treated as outstanding shares except for purposes of receiving the Special Redemption Price.

     m)   Reissuance of Certificates.  In the event of an optional conversion of
          ---------------------------
          5% Preferred pursuant to Section 4(a) hereof or a redemption of 5% Preferred pursuant to Section 4(1) hereof in which less than all of the shares of 5% Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of 5% Preferred which have not been so converted or redeemed.

5.   Other Provisions.  For all purposes of this Resolution, the term "date of
     -----------------
     issuance" and the terms "Closing" or "Closing Date" shall mean the day on which shares of the 5% Preferred are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "NASDAQ" herein refers to the principal market on which the Common Stock of the Company is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "NASDAQ" shall be deemed to refer to such exchange or other principal market.

6.   Restrictions and Limitations.  The Corporation shall not undertake the
     -----------------------------
     following actions without the consent of the holders of a majority of the 5% Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences or privileges of the 5% Preferred, (ii) authorize or issue any other preferred equity security senior to or on a parity with the 5% Preferred, as to dividends, liquidation, preferences, conversion rights, redemption rights or other rights, preferences or privileges, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the 5% Preferred while there exists any arrearage in the payment of cumulative dividends hereunder.

7.   Voting Rights.  Except as provided herein or as provided by
     --------------

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     law, the 5% Preferred shall have no voting rights.

8.   Attorneys' Fees.  Any holder of 5% Preferred shall be entitled to recover
     ----------------
     from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

9.   No Adverse Actions.  The Corporation shall not in any manner, whether by
     -------------------
     amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, recapitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Preferred Stock.

10.  Limits on Conversion of 5% Preferred Stock.  Notwithstanding any right of
     -------------------------------------------
     conversion of 5% Preferred Stock provided for above, no such shares of 5% Preferred Stock originally issued by the Corporation to a bank holding company or an affiliate of a bank holding company shall be converted into shares of Common Stock or any other class or series of voting stock by the original holder or any direct or indirect transferee thereof such that immediately after such conversion such person and its affiliates (which term, for avoidance of doubt, includes such bank holding company, any such transferee and their respective affiliates) would own more than 4.9% of any class of voting securities of the Corporation, unless such shares are being distributed, disposed of or sold in any one of the following transactions (each a "Conversion Event"):

     a) an initial public offering or other widely-dispersed public distribution of the shares of the Company;

     b) transfers in small amounts pursuant to Rule 144 under the Securities Act of 1933;

     c) a transfer to a single purchaser (or a group acting in concert) which controls or which has negotiated the purchase of at least a majority of the Company's voting stock held by persons other than the bank holding company investor;

     d) a private sale of such equity so long as no purchaser acquires more than 2% of the total equity outstanding upon conversion; or

     e) such shares are being sold in any other manner permitted by the Federal Reserve Board.

     For purposes of this Section 10, "persons" shall include any natural person
                                       -------
     and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization and percentages of the Corporation's outstanding voting securities shall include shares issuable upon exercise or conversion of 5% Preferred Stock and other convertible securities, options, warrants or other similar instruments owned by such bank holding company, its transferees and their respective affiliates, but shall not include shares issuable upon exercise or conversion of convertible securities, options, warrants or other similar instruments owned by any other person. The provisions of this Section 10 shall not limit or affect the right of the Corporation to force conversion pursuant to Section 3(a) hereof nor the automatic conversion provided for in Section 3(d) hereof. The Corporation shall have no obligation to monitor compliance with the limits set forth in this Section 10 or the holdings of any shareholder, and shall have no liability for the failure of any person to comply with such limits.

3. The Amended and Restated Certificate of Incorporation is amended so that the relative rights, preferences and limitations of the 5% Preferred are as stated in the resolution set forth in Paragraph 2 above.

     IN WITNESS WHEREOF, Roberts Pharmaceutical Corporation has caused its duly authorized officer to execute this Certificate of Amendment on August 26, 1996.


                              ROBERTS PHARMACEUTICAL CORPORATION



                           By:/s/Anthony A. Rascio
                              ----------------------------------
                              ANTHONY A. RASCIO, Vice President

                                      -13-